Exhibit 12

[______], 2019

Ariel Discovery Fund

200 E. Randolph Street, Suite 2900

Chicago, Illinois 60601

Ariel Fund

200 E. Randolph Street, Suite 2900

Chicago, Illinois 60601

Ladies and Gentlemen:

Our opinion has been requested concerning the U.S. federal income tax consequences of transactions contemplated in the Agreement and Plan of Reorganization dated as of [_______], 2019 (the “Reorganization Agreement”) entered into by and between Ariel Investment Trust, a Massachusetts Business Trust (the “Trust”), on behalf of the Ariel Discovery Fund (the “Target Fund”), and the Ariel Fund (the “Acquiring Fund”). Each of the Target Fund and the Acquiring Fund is a series of the Trust. This opinion as to certain U.S. federal income tax consequences of the Reorganization (as defined below) is furnished to you pursuant to Section 12(e) of the Reorganization Agreement. Unless otherwise indicated, capitalized terms shall have the meanings given to them in the Reorganization Agreement.

Pursuant to the Reorganization Agreement, the Target Fund will transfer all of its assets to the Acquiring Fund solely in exchange for (i) the assumption of the Target Fund’s liabilities, and (ii) the issuance by the Acquiring Fund to the Target Fund of shares of beneficial interest of the Acquiring Fund. Following receipt of such shares, the Target Fund will distribute to the Target Fund’s shareholders such shares of the Acquiring Fund in exchange solely for shares of beneficial interest of the Target Fund and in complete liquidation of the Target Fund. The foregoing steps shall be referred to collectively as the “Reorganization.”

The opinions expressed herein are based solely upon current law, including the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, current positions of the Internal Revenue Service (the “IRS”), and existing judicial decisions.

In rendering this opinion, we have reviewed the Reorganization Agreement, the Combined Information Statement and Prospectus on Form N-14 filed by the Trust with the Securities and Exchange Commission on [________], in connection with the Reorganization (the “Registration Statement”), and such other materials as we have deemed relevant. In addition, with your consent we have relied upon representations provided to us on behalf of the Target Fund and the Acquiring Fund in connection with our preparation of this opinion (collectively, the “Representation Letters”).

Our opinion is based, in part, on the assumption that the Reorganization will occur in accordance with the terms of the Reorganization Agreement and the facts and representations

Ariel Discovery Fund

Ariel Fund

[_________], 2019

referred to in this letter, and that such facts and representations, as well as the facts and representations set forth in the Reorganization Agreement and the Representation Letters, are accurate as of the date hereof and will be accurate on the effective date and at the time of the Reorganization. In addition, we have assumed that any statement and representation made in the Representation Letters or otherwise relied upon by us will be true, correct and complete without regard to any qualification as to knowledge, belief, intent or materiality. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

If any of our assumptions described above are untrue for any reason or if the Reorganization is consummated in a manner that is different from the manner in which it is described in the Reorganization Agreement, or if there are documents or understandings between the parties that would alter or are inconsistent with the statements made therein, our opinions expressed below may be adversely affected and may not be relied upon.

Based upon the facts, assumptions and representations set forth or referred to herein, it is our opinion that for U.S. federal income tax purposes:

(i)

The Reorganization will constitute a reorganization within the meaning of Section 368(a) of the Code, and the Target Fund and the Acquiring Fund will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

(ii)

No gain or loss will be recognized by the Target Fund upon the transfer of all of its assets to the Acquiring Fund solely in exchange for Acquiring Fund shares and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund or upon the distribution of Acquiring Fund shares to shareholders of the Target Fund.

(iii)

No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Target Fund solely in exchange for Acquiring Fund shares and the assumption by the Acquiring Fund of the liabilities of the Target Fund.

(iv)	The tax basis of the assets of the Target Fund received by the Acquiring Fund will be the same as the tax basis of such assets to the Target Fund immediately prior to the exchange.

(v)	The holding period of the assets of the Target Fund received by the Acquiring Fund will include the period during which such assets were held by the Target Fund.

(vi)	No gain or loss will be recognized by the shareholders of the Target Fund upon the exchange of their shares of the Target Fund for Acquiring Fund shares.

(vii)

The aggregate tax basis of Acquiring Fund shares received by each shareholder of the Target Fund will be the same as the aggregate tax basis of the Target Fund shares exchanged therefor pursuant to the Reorganization.

Ariel Discovery Fund

Ariel Fund

[_________], 2019

(viii)

The holding period of the Acquiring Fund shares received by the shareholders of the Target Fund will include the holding period of the Target Fund shares surrendered in exchange therefor, provided that the Target Fund shares were held as a capital asset as of the Closing Date of the Reorganization.

(ix)

The Acquiring Fund will succeed to and take into account, as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the Treasury Regulations), the items of the Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381(b) and (c), 382, 383 and 384 of the Code.

No opinion will be expressed as to the effect of the Reorganization on the Target Fund or the Acquiring Fund with respect to (A) any asset as to which any gain or loss may be recognized with respect to contracts subject to Section 1256 of the Code, (B) any gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code and (C) any other gain or loss that may be required to be recognized (i) as a result of the closing of the Target Fund’s taxable year or (ii) upon the transfer of an asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code. In addition, no opinion will be expressed as to the effect of the Reorganization on any Target Fund shareholder that is required to recognize unrealized gains and losses for U.S. federal income tax purposes under a mark-to-market system of accounting.

Our opinion is limited to those U.S. federal income tax issues specifically considered herein, is addressed to and is only for the benefit of the Target Fund, the Acquiring Fund and their respective shareholders, and may not be relied upon or cited by any other person or entity. We do not express any opinion as to any other U.S. federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Reorganization Agreement or otherwise. This opinion letter is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

No ruling or advisory opinion has been or will be sought from the IRS or any other taxing authority as to any of the matters discussed herein. The opinions set forth in this letter are based on current provisions of the Code, the Treasury Regulations thereunder, and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of IRS, including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress, and the courts (as applicable), which change may or may not be retroactive in effect and which might result in material modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to

Ariel Discovery Fund

Ariel Fund

[_________], 2019

such issue if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. Furthermore, no assurance can be given that future legislative, judicial, or administrative changes, including on a retroactive basis, would not adversely affect the accuracy of the opinions expressed herein.

We hereby consent to the filing of a form of this opinion as an exhibit to the Registration Statement and to the use of our name and to any reference to our firm in the Registration Statement. We further consent to the incorporation by reference of our opinion dated December 29, 2011, which was previously filed with Post-Effective Amendment No. 46 to the Trusts’ Registration Statement on Form N-1A, Securities Act File No. 33-7699, on December 30, 2011, and is incorporated by reference herein. In giving such consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

GREENBERG TRAURIG, LLP